Bank of America(logo)
                                               100 North Tryon Street
                                               Charlotte, NC 28255

                                               Tel 704.386.5000

Amendment No. 1 (Dated December 1, 1999) to
Pricing Supplement No. 0239 Dated November 17, 1999     Rule 424(b)(2)
(To Prospectus dated May 21, 1998 and                   File number: 333-51367
Prospectus Supplement dated November 16, 1998)

Subordinated Medium-Term Notes, Series H
Due Nine Months or More From Date of Issue
Fixed Rate Notes

Principal Amount:                               $  25,000,000.00
Issue Price:                       100.0%(1)    $  25,000,000.00
Commission or Discount:              1.6%       $     400,000.00
Proceeds to Corporation:            98.4%       $  24,600,000.00

Agent:                   Salomon Smith Barney, as Principal (1)

Original Issue Date:     December 10, 1999

Stated Maturity Date:    December 10, 2014

Cusip #:                 06050N-AL-9

Form:                    Book-entry only

Interest Rate:           7.5% per annum

Interest Payment Dates:  The 10th of each June and December commencing
                         June 10, 2000

Discount Note?                                         No

May the Notes be redeemed by the Corporation prior
 to maturity?                                          Yes (See below)

The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring December 10, 2002 and on any Interest Payment Date occurring in June or December thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 35 calendar days prior notice to the NoteHolder and the Trustee, as described in the Prospectus Supplement.


May the notes be repaid prior to maturity at the option of the
 holder?                                               No

(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Salomon
     Smith Barney, as Principal.